Exhibit 10.16

Sublease Agreement of Real Property
for Non-Residential Purposes

By and Between

Cosmed Indústria de Cosméticos e medicamentos S.A.

and

Savoy Indústria de Cosméticos S.A.

With respect to CECI (Barueri)

São Paulo, February 1st, 2016

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Sublease Agreement of Real Property for Non-Residential Purposes

By this private instrument:

I.    On the one side:

(a)    Cosmed Indústria de Cosméticos e Medicamentos S.A., a publicly-held corporation existing and organized under the laws of the Federative Republic of Brazil, with its principal place of business located in the City of Barueri, State of São Paulo, Brazil, at Rua Ceci, 282, Mod. 01, Centro Empresarial Tamboré, 06460-120, enrolled with the CNPJ/MF under No. 61.082.426/0002-07, herein represented by its legal representatives, hereinafter referred to as “Sub Lessor”;

II.    On the Other side:

(b)    Savoy Indústria de Cosméticos S.A., a Brazilian company existing and organized under the laws of the Federative Republic of Brazil, with headquarters in the City of Goiânia, State of Goiás, at Avenida C, 171, Quadra 403, Lote 14, 822, Sala 2, Setor Jardim América, 74275-010, enrolled with CNPJ/MF under No. 15.392.876/0001-06, with its Bylaws duly registered before the Board of Trade of the State of Goias (“JUCEG”) under NIRE 52.300.016.941, herein represented by the undersigned duly authorized to execute this Agreement, hereinafter referred to as “Sub Lessee”; and

Sub Lessor and Sub Lessee hereinafter jointly referred to as the “Parties”, and each of them, individually and indistinctly referred to as a “Party”,

And

III.    As Guarantor:

(c)    Coty Brasil Indústria E Comércio De Cosméticos Ltda., a limited liability company with headquarters in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Senador Dantas, 71, sala 1406, Centro, 20031-202, enrolled with the CNPJ/MF under No. 00.999.968/0001-73, herein represented in accordance with its incorporation documents, by the undersigned duly authorized to execute this Agreement, as it was declared by them, hereinafter referred to as the “Guarantor”,

Whereas:

(i)    on August 13, 2010, Sub Lessor, in the capacity of lessee, and the Eliver Empreendimentos Imobiliários Ltda., in the capacity of lessor, executed a lease agreement for non-residential purposes, amended on August 31, 2010 and May 21, 2015 (the “Lease Agreement”), which object is the lease of the real property located at Avenida Ceci, 282, Centro

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Empresarial Tamboré, Tamboré, City of Barueri, State of São Paulo, Brazil, registered in the real estate record file N. 129,194 of the Real Estate Registry Office of Barueri/SP, with total built area of 2,739 sqm (“Leased Property”);

(ii)    Sub Lessee is interested in subleasing part of the Leased Property, consisting of seventy six percent (76%) of the Leased Property, described and identified in accordance with the blueprint attached hereto as Exhibit (ii), with the right to use common areas of the Leased Property, and Sub Lessor is interested in granting such part of the Leased Property in sublease to Sub Lessee;

(iii)    the Lessor has agreed to grant its consent to the sublease, as required in the Lease Agreement, provided that Sub Lessor shall remain liable for all the obligations assumed in the Lease Agreement, in accordance with the consent letter attached to this instrument as Exhibit (iii); and

(iv)    this Agreement is executed in the context of and in connection with the Shares and Trademarks Sale and Purchase Agreement, entered into between Sub Lessor and Cosmed, together with other Parties, on November 02, 2015 (the “SPA”);

now, therefore, the Parties hereto enter into this Sublease Agreement of Real Property for Non-Residential Purposes (the “Agreement”) under the following terms and conditions:

Section 1.    Object

1.1.    The object hereof is: (i) the sublease of part of the real property located at Avenida Ceci, 282, Centro Empresarial Tamboré, Tamboré, City of Barueri, State of São Paulo, Brazil; and (ii) the right to use common areas of the Leased Property (“Common Areas”), duly identified in the blueprint attached herein as Exhibit 1.1, pursuant to the terms and conditions of this Agreement and additional rules of use yet to be instituted by the Parties.

Section 2.     Purpose And Conditions of the Subleased Property

2.1.    The Subleased Property shall be used exclusively for the performance of the Sub Lessee activities. The Sub Lessee is allowed to carry out any other activity in the Subleased Property provided for herein, provided that Sub Lessee complies with any applicable rules and licenses.

2.1.1.    The Sub Lessor hereby represents that, to its knowledge, there is no restriction of urban, environmental, sanitation, roads and security nature preventing the performance by the Sub Lessee of its activities in the Subleased Property.

2.1.2.    The Sub Lessor hereby represents that the Subleased Property is in perfect conditions for the use of the Sub Lessee to performance its current activities, including,

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but not limited, to infrastructure aspects, electricity, water, sewer, among others, undertaking to present all necessary documents for the obtainment of the required authorization and licenses by Sub Lessee for development of its activities in the Subleased Property.

2.1.3. The Sub Lessor represents and warrants that the activities that shall be undertaken by the Sub Lessee in the Subleased Property are permitted by zoning ordinances, environmental legislation and legislation concerning the protection of green areas and water sources, and that all licenses and authorizations that may be required for the exercise of Sub Lessee’s activities in the Subleased Property are obtainable, considering the structure and the activity currently developed by the Sub Lessor in Leased Area.

2.1.4.    The Sub Lessee shall inspect and examine the Subleased Property along with its accessories, and the Subleased Property’s conditions shall be described in a photographic inspection report, which shall be signed by the Parties until February 1st, 2016. This inspection report, once prepared and agreed by the Parties, shall be attached as Exhibit 2.1.4 (the “Inspection Report of the Property”).

Secton 3.    Sublease Term

3.1.    This Agreement shall be in effect until December 31, 2016, beginning on the Business Closing Date, as defined in the SPA, which shall be automatically renewed once for the same period, unless otherwise expressed in writing by the Parties (the “Term”).

3.2.    In the event the Sub Lessee obtains the licenses for the development of its activities in the Subleased Property (which evidence of filing constitutes Exhibit 3.2) prior to the end of the Term, Sub Lessor undertakes to assign the Lease Agreement to Sub Lessee and (i) Sub Lessee undertakes to accept such Lease Agreement entirely, and (ii) sub lease back part of such Lease Agreement with respect to the part of the property which is currently used by Sub Lessor consisting of twenty four percent (24%).

3.2.1.    In the event of Section 3.2, Sub Lessee shall pay to the Sub Lessor, within ten (10) business days following the execution of any assignment and sublease documents, the amount of R$ 5,500,000.00 (five million and five hundred thousand Reais), corresponding to the improvements made by Sub Lessor and the additional assets listed in the Exhibit 3.2.1.

Section 4.     The Rent

4.1.    The Sub Lessee shall pay to Sub Lessor a monthly rent in the amount of R$ 114,250.00 (one hundred and fourteen thousand, two hundred and fifty Reais) (the “Rent”), to be paid to Sub Lessor until the twentieth (20th) day of the month following each monthly rental period, by means of a wire transfer of immediately available funds to the bank account of

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the Sub Lessor, in bank Bradesco S.A., branch 02372, account 0006462-9, and the deposit shall be valid as receipt and evidence of release of such obligation.

4.2.    On each anniversary of the effectiveness of this Agreement, the Rent shall be annually adjusted by the variation of the General Market Price Index (Índice Geral de Preços de Mercado), disclosed by Fundação Getúlio Vargas (“IGP-M/FGV”) or, in case of its extinction, by its substitute or, if there is no substitute, by the Consumer Price Index, also disclosed by Fundação Getúlio Vargas (“IPC/FGV”) or by the index to be mutually agreed by the Parties.

4.3.    If the Rent is not paid on the due date stipulated above, Sub Lessee shall be subject to the payment of the debt plus a penalty of eight percent (8%), besides the payment of interest corresponding to one percent (1%) per month, as well as monetary adjustment, calculated pro rata tempore, according to the indexes set forth in Section 4.2 above.

Section 5.    Expenses

5.1. During the Term of this Agreement, the Parties agree to share between them the use of certain materials and services related to the Subleased Property (the “Resources”), as well as the corresponding costs and expenses incurred in the effective use of such Resources, as required for the performance of the routine and supporting activities of the Parties (the “Supporting Activities”), without any profit intent.

5.2. The Parties agree that no compensation shall be due to any of them as a consequence of the operation, management and sharing of the Resources and of the Supporting Activities pursuant to Section 5.1 above, other than the reimbursement, by Sub Lessee, of the costs and expenses incurred by the Sub Lessor as a result of the use of the common Resources and Supporting Activities.

5.3    Cost Sharing Criteria.    All costs and expenses incurred as a result of the Supporting Activities and to the common use of the Resources will be shared between the Parties, based on the percentage that the Subleased Property represents of the Property, as indicated in Exhibit 5.3 hereto.

5.4.    It is hereby agreed that the Sub Lessee shall reimburse the Sub Lessor for any common and ordinary costs and expenses related to the sharing of the Resources and to the performance of the Supporting Activities, as applicable. However, the Sub Lessee shall not be responsible for any additional amounts incurred by the Sub Lessor due to its own negligence, malpractice or default (such as, but not limited to, fines and interests related to the late payment of any amounts due).

5.5.    Audit Rights.

(i)    No payment by the Sub Lessee or acceptance by the Sub Lessor shall question

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the right of the Sub Lessee to question the validity of any Debt Note or payment; provided, however, that neither Party shall be required to adjust any Debt Note or payment unless a written claim is presented within twenty (20) days from the date on which such Debt Note was paid; and provided further, that neither party shall be entitled to challenge any Debt Note or payment made following the twentieth (20th) day following receipt of such payment or Debt Note.

(ii)    Any claims arising out of or in connection with Expenses shall be settled through amicable consultation between the Parties, as follows: such consultation shall begin immediately between the Parties’ respective appointed representatives, after one Party has delivered a written request for discussion to the other Party detailing the Debt Note or payment in question.

(iii)    In the event that the appointed representatives cannot resolve the claim or dispute within five (5) business days from the receipt of the request referred to in item (ii) above they shall escalate the discussion to each Party’s appointed senior representatives.

(iv)    In the event that no agreement is reached through the above-mentioned discussions within thirty (30) days following the date on which such request was received by the non-disputing Party, then the Party disputing the Debt Note or payment shall have the right to have an unaffiliated third party-expert (the “Expert”) to audit and review the costs on which the disputed Debt Note or payment are based and all other relevant information in possession of the other Party related thereto. The audit shall be conducted during normal business hours, and at a place and date mutually agreed between the Parties.

(v)     The determination of the Expert shall be final and binding on the Parties, except in cases of fraud or manifest error.

(vi)    Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the term set forth in this Agreement.

5.6.    Labor Aspects.    Each Party shall have no any employment relationship with the other Party. Each Party is and will be solely liable for all obligations related to its employees, including those arising out of labor, tax, social security laws or of any other nature.

5.6.1.    For the avoidance of doubt, it is hereby agreed that any obligation resulting from any eventual labor claim of employees allocated for the activities of each Party shall not be reimbursed by the other Party.

5.7.    Procedures for Reimbursement. For the purposes of reimbursement of the costs and expenses due by Sub Lessee to the Sub Lessor under this Agreement, the Sub Lessor shall, at the closing of each calendar month, provide the Sub Lessee with a complete report detailing the Expenses incurred during that month, and their respective calculation (the “Expenses

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Report”). Each Expenses Report shall be accompanied by the relevant debt note issued by the Sub Lessor, to enable its payment by Sub Lessee (the “Debt Note”).

5.8.    Except as otherwise agreed by the Parties, the Debt Note shall be paid by means of a wire transfer of immediately available funds to the bank accounts of the Sub Lessor, as indicated in Section 4.1 above.

Section 6.     Indemnification

6.1.    Each Party shall indemnify, defend and hold harmless the other Party and its respective Affiliates from and against any claims, suits, actions, proceedings, damages, losses, liability, costs and expenses, including reasonable attorneys’ fees, arising out of or resulting from: (a) non-compliance with any law, regulation, ordinance, rule or provisions of this Agreement applicable to the respective Party, its assets and employees and to the payment of the Expenses, and (b) negligence, errors or omissions by the Party when performing its activities and its obligations under this Agreement.

6.2.     This Agreement does not imply joint and several liabilities between the Parties for any labor, social security or tax obligations assumed by any of them. The Parties are independent and will not interfere in each other businesses and activities.

Section 7.    Improvements

7.1.    Sub Lessee cannot make any construction, improvement and/or modification to Property without the prior written consent of the Sub Lessor.

7.2.    Any improvements introduced in the Subleased Property by the Sub Lessee shall be incorporated thereto and the Sub Lessee shall not be entitled to any reimbursement at the time of the return of the Subleased Property.

7.3.    Sub Lessor shall provide to Sub Lessee and execute any documents and take any measures necessary for the obtainment of the licenses required for the exercise of Sub Lessee’s activities in the Subleased Property.

Section 8.    Assignment

8.1.    Sub Lessee cannot transfer this Agreement, and/or assign the rights and obligations provided in this Agreement, as well as lend the Subleased Property, without the prior written consent of Sub Lessor, except for any affiliates of the Sub Lessee, in which case no prior consent shall be required from the Sub Lessor.

Section 9.    Return of the Subleased Property

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9.1.    Should this Agreement expire for any reason, the Sub Lessee shall return the Subleased Property to the Sub Lessor at the same conditions as received, except for wear and tear resulting from normal use and modifications made to the Subleased Property pursuant to Section 7 above.

9.2.    Sub Lessor undertakes to perform maintenance and any repairs of structural nature in the Subleased Property, in accordance with the provisions of Article 23 of Law No. 8,245/1991, in the conditions delivered, as described in the Inspection Report, except for regular wear and tear.

9.3.    The return of the Subleased Property shall be preceded by an inspection of the Subleased Property by the Parties, who shall jointly prepare and sign a return inspection report, where any damages and/or improvements to the Subleased Property and the value thereof shall be reasonably described, except for regular wear and tear.

Section 10.    Guarantee

10.1.    The Guarantor underwrites this Agreement jointly and severally with Sub Lessee to guarantee the faithful compliance of its obligations undertaken herein until the date of the effective restitution of the possession of the Subleased Property to the Sub Lessor. The Guarantor hereby waives the rights set forth in articles 827, and 835, of the Brazilian Civil Code, as well as the benefits of articles 836, 837, 838, and 839, of the Brazilian Civil Code, and acknowledges that the extension of its responsibility comprises the timely payment of the expenses incurred with the consumption of electricity, water, gas, real estate taxes, and other public services or charges applicable to the Subleased Property.

10.2.    In case of judicial or extrajudicial reorganization, corporate reorganization, bankruptcy or insolvency of the Guarantor, Sub Lessee will be required to, no later than thirty (30) days as from the date of the relevant event, replace the Guarantor for another one of similar financial condition to the Guarantor.

Section 11.    Breach and Penalties

11.1.    The Parties undertake to respect the present Agreement in all its clauses and conditions, and the Party that breaches any contractual or legal provision and does not cure that infraction within the terms of Section 11.3 below shall be subject to a fine of three (3) monthly rents in effect at the time of the breach, which shall be paid in full regardless of the period elapsed of this Agreement, including any extensions.

11.2.    The penalty set forth in Section 11.1 above shall not apply to contractual breach by the late payment of rent and charges, which shall be subject to the penalty set forth in Section 4.3 above.

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11.3.    In case of infraction of the obligations established in this Agreement or of any others set forth under the law, the innocent Party shall notify the other Party in writing, giving the latter a maximum of fifteen (15) days counted from the receipt of the notice to cure the breach, or another agreed term in case of notorious impossibility to cure the breach within said term (“Cure Period”). If the infringing Party does not cure it within the Cure Period, the present Agreement may be terminated, with due regard to the application of the contractual fine established in Section 11.1 above.

11.4.    Sub Lessee will not be subject to penalties in case it decides to terminate the Agreement before the end of the contractual term.

Section 12.    Obligations of the Sub Lessee

12.1.    With due regard to other obligations undertaken pursuant to the terms and conditions of this Agreement and the applicable law, the Sub Lessee hereby agrees to:

(i)	pay to the Sub Lessor the rent and the Expenses in a timely manner;

(ii)	to send to the Sub Lessor, in writing and in a timely manner, any notice containing special instructions or procedures to be adopted in the context of the matters related to the Agreement; and

(iii)
to grant Sub Lessor access to the data center (centro de processamento de dados), support and information technology assets’ office of Sub Lessor located in the Subleased Property, as identified in Exhibit 12.1(iii). Sub Lessor shall have free and full access to such areas, at any day and time, with no restriction or need of prior notice to Sub Lessee or scheduling.

Secton 13.    Obligations of the Sub Lessor

13.1.    With due regard to other obligations undertaken pursuant to the terms and conditions of this Agreement and the applicable law, the Sub Lessor hereby represents that:

(i)
The Leased Property is regular in the public records, free and clear of any liens and encumbrances, and is in process of obtaining the relevant licenses, especially with respect to the municipality of Barueri, the Fire Department and the Real Estate Registry Office; and

(ii)	The Leased Property is free from any materials that may cause damages to human health or any hazardous materials that may represent soil and water contamination.

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13.2.    Except when the prior consent of the Property’s owner is required, Sub Lessor, undertakes to:

(i)
Exert its best efforts to promptly attend any and all legal requests made by public authorities related to the Leased Property to guarantee, at all times, the safety and the uninterrupted activities of Sub Lessee in the Subleased Property;

(ii)	Ensure to Sub Lessee, for the entire lease period, peaceful use, and full access to the Subleased Property;

(iii)
Guarantee security, operation, and infrastructure necessary for the regular occupation and activities of Sub Lessee in the Subleased Property, so that the Subleased Property is, at all times, in compliance with the applicable legislation for purposes of security;

(iv)
Immediately remove any materials that may cause damage to human health or hazardous materials that may represent contamination in the Subleased Property and take all necessary measures to decontaminate the Subleased Property;

(v)	Authorize the entrance of the Sub Lessee employees in the Leased Property, provided they are previously registered by the Sub Lessor; and

(vi)
Present, within twenty (20) days from this date, the consents from the grantor bank and the insurance company with respect to the terms of this Agreement, with their respective declarations, confirming the validity of the guarantee and the insurance, under penalty of default under the Lease Agreement.

Section 14.    General Provisions

14.1.    Upon a previous arrangement of time and date and provided that the Sub Lessee’s activities are not disturbed, Sub Lessor may inspect the Subleased Property.

14.2.    No amendment or waiver of this Agreement shall be valid unless made in writing and signed by both Parties.

14.3.    In case of expropriation of the Subleased Property, the Parties shall no longer be obligated to comply with this Agreement, it being preserved the right of defense of the Sub Lessee before the expropriating agent.

14.4.    If any term or provision of this Agreement is considered illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability shall not affect any other term or provision of this Agreement.

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14.5.    This Agreement will be valid and binding on the Parties and their successors of any kind and future purchasers of the Leased Property.

14.6.    All employees of the Sub Lessee are authorized to enter and lease the Subleased Property.

14.7.    Notices. All notices, requests, demands, court notifications, services of process, citations and other communications relating to this Agreement shall be made in writing and sent by email, express delivery, or registered mail or personally delivered, to the following addresses:

If to Sub Lessor:
Av. Magalhães de Castro, 4.800, 24th floor, Continental Tower
Cidade Jardim - São Paulo/SP
#######@hypermarcas.com.br

If to Sub Lessee:
Av. Ceci, 171, Quadra 403, Lote 14, nº 822, Sala 2,
Setor Jardim América, Zip Code 74275-010
Barueri/SP
#######@cotyinc.com

or to any other address that may be indicated in writing by any of the Parties pursuant to this Section 14.7.

14.8.    This Agreement shall be governed by and construed in accordance with the laws of the Federate Republic of Brazil.

14.9.    Any and all dispute of any nature related to and/or resulting from, directly or indirectly from this Agreement and/or its exhibits, comprising the aspects related to its existence, validity, effectives, interpretation, compliance, breach or termination, even if not including all the Parties, shall be resolved by jurisdiction of São Paulo, State of São Paulo, renouncing to any other jurisdiction.

14.10.    This Agreement is executed in both Portuguese and English versions. To the extent there is a discrepancy between these two versions, for any and all legal purposes, the Portuguese version of this Agreement shall prevail.

In Witness Whereof, the Parties, together with the Guarantor, execute this Agreement in three (3) counterparts of equal form and content in the presence of the undersigned witnesses.

São Paulo, February 1st, 2016.

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Signature Page of Savoy Indústria de Cosméticos S.A. of the Sublease Agreement of Real Property for Non-Residential Purposes with respect to CECI (Barueri) entered into by and between Cosmed Indústria de Cosméticos e Medicamentos S.A. and Savoy Indústria de Cosméticos S.A.

Savoy Indústria de Cosméticos S.A.

/s/Laurent Nielly		/s/Nicolas Fisher
Name:	Laurent Nielly	Name:	Nicolas Fisher
Title:	Chief Financial Officer	Title:	Authorized Signer

Signature Page of Coty Brasil Indústria de Cosméticos Ltda. of the Sublease Agreement of Real Property for Non-Residential Purposes with respect to CECI (Barueri) entered into by and between Cosmed Indústria de Cosméticos e Medicamentos S.A. and Savoy Indústria de Cosméticos S.A.

Coty Brasil Indústria De Cosméticos Ltda.

/s/Eric Breitman		/s/Peter Gilmartin
Name:	Eric Breitman	Name:	Peter Gilmartin
Title:	Authorized Signatory	Title:	Authorized Signatory

Signature Page of Cosmed Indústria de Cosméticos e Medicamentos S.A. of the Sublease Agreement of Real Property for Non-Residential Purposes with respect to CECI (Barueri) entered into by and between Cosmed Indústria de Cosméticos e Medicamentos S.A. and Savoy Indústria de Cosméticos S.A.

Cosmed Indústria de Cosméticos e Medicamentos S.A.

/s/Martim Prado Mattos		Armando Luis Ferreira
Name:	Martim Prado Mattos	Name:	Armando Luis Ferreira
Title:	D. Executive Financeire e de Controladoria	Title:	Director Tributario

Signature page of witnesses of the Sublease Agreement of Real Property for Non-Residential Purposes with respect to CECI (Barueri) entered into by and between Cosmed Indústria de Cosméticos e Medicamentos S.A. and Savoy Indústria de Cosméticos S.A.

1.	/s/Rodrigo Soares dos Santos	2.	/s/Mariana Apda. de Moraes
Name:	Rodrigo Soares dos Santos	Name:	Mariana Apda. de Moraes
ID:	RG:27.831.331-0	ID:	RG: 46.040.765-X

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